Exhibit 99.3

601 East Beardsley Avenue, Elkhart, Indiana 46514-3305

Third Quarter 2018 Investor Questions & Answers
Published June 6, 2018

Forward Looking Statements

This document includes certain statements that are “forward looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon Thor, and inherently involve uncertainties and risks. These forward looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, raw material and commodity price fluctuations, raw material, commodity or chassis supply restrictions, the level of warranty claims incurred, legislative, regulatory and tax law and/or policy developments including their potential impact on our dealers and their retail customers or on our suppliers, the costs of compliance with governmental regulation, legal and compliance issues including those that may arise in conjunction with recent transactions, lower consumer confidence and the level of discretionary consumer spending, interest rate fluctuations, the potential impact of interest rate fluctuations on the general economy and specifically on our dealers and consumers, restrictive lending practices, management changes, the success of new and  existing products and services, consumer preferences, the pace of obtaining and producing at new production facilities, the pace of acquisitions and the successful closing and financial impact thereof, the potential loss of existing customers of acquisitions, the integration of new acquisitions, our ability to retain key management personnel of acquired companies, a shortage of necessary personnel for production, the loss or reduction of sales to key dealers, the availability of delivery personnel, asset impairment charges, cost structure changes, competition, the impact of potential losses under repurchase agreements, the potential impact of the strength of the U.S. dollar on international demand, general economic, market and political conditions, changes to investment and capital allocation strategies or other facets of our strategic plan, and the other risks and uncertainties discussed more fully in ITEM 1A of our Annual Report on Form 10-K for the year ended July 31, 2017 and Part II, Item 1A of our quarterly report on Form 10-Q for the period ended April 30, 2018.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this document or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Executive Overview

•	The financial results of fiscal year 2018 continue to demonstrate strong growth in both revenue and diluted EPS, resulting in third quarter and year-to-date records:

◦	Third quarter net sales of $2.25 billion, up 11.7% from prior year

◦	Third quarter income before taxes of $180.5 million, up 8.6% from prior year

◦	Third quarter diluted EPS of $2.53, up 19.9% from prior year

◦	Sales for the first nine months of $6.45 billion, up 21.5% from prior year

◦	Income before taxes for the first nine months of $508.7 million, up 33.7% from prior year

◦	Diluted EPS for the first nine months of $6.47, up 34.0% from the prior year

•	Gross profit margins declined in the quarter compared to the prior-year period, reflecting an increase in warranty expense, as well as slightly higher labor and material costs.

For further details see page 7

•	Healthy consolidated recreational vehicle backlog of $2.0 billion reflects normalized ongoing demand throughout our product portfolio.

For further details see page 8

•	Economic conditions remain favorable for continued industry growth for the foreseeable future.

For further details see page 19

•	Net cash provided by operating activities for the nine months ended April 30, 2018 increased by 7.8% versus the prior year.

•	Revolving credit facility balance, including payments made subsequent to the end of the third quarter, is currently at $20 million.

•	Our outlook for fiscal 2018 year anticipates another record year for Thor.

Quick Reference to Contents

A.	Consolidated Financial Highlights	4
	(including dealer inventory levels)

B.	Summary of Key Segment Data	5
	(New Section)
	a. Towables	5
	b. Motorized	6

C.	Third Quarter Operating Results	7

D.	Current Hot Topics	9
	a. Dealer Inventory Levels	9
	b. Material Costs	10
	c. Impact from Tax Reform	10
	d. TH2 Joint Venture	11

E.	Drivers of Demand	11
	a. Key Consumer Trends	11
	b. Younger Buyers Entering the Marketplace	12
	c. Used RV Market	12

F.	Current Market Conditions	13
	a. U.S. Market	13
	b. Canadian Market	13
	c. Labor Conditions	14
	d. Competitive Environment	14
	e. Credit Conditions – Wholesale & Retail	15
	f. Consolidation of Dealer Base	15
	g. Interest Rates	15

G.	Balance Sheet and Cash Flow	15
	(including list of expansion projects)

H.	Key Economic Indicators	19

I.	Outlook	20

Consolidated Financial Highlights

3Q data is as of April 30; FY data is as of or for the year ended July 31

Summary of Key Segment Data – Towables

	Three Months	Three Months
	Ended	Ended	%
	April 30, 2018	April 30, 2017	Change
NET SALES:
Towables
Travel Trailers and Other	$978,906	$859,572	13.9%
Fifth Wheels	629,308	566,620	11.1%
Total Towables	$1,608,214	$1,426,192	12.8%

	Three Months	Three Months
	Ended	Ended	%
	April 30, 2018	April 30, 2017	Change
# OF UNITS:
Towables
Travel Trailers and Other	50,164	45,439	10.4%
Fifth Wheels	14,502	13,042	11.2%
Total Towables	64,666	58,481	10.6%

	As of	As of	%
ORDER BACKLOG:	April 30, 2018	April 30, 2017	Change
Towables	$1,304,836	$1,564,609	(16.6)%

MARKET SHARE SUMMARY (a)	Calendar Quarter Ended March 31,
	2018	2017
U.S. Market	46.5%	48.1%
Canadian Market	54.3%	57.3%
Combined North American Market	47.0%	48.7%

(a) Source: Statistical Surveys, Inc. YTD March 31, 2018 vs. YTD March 31, 2017. Data is based on official state records and is subject to adjustment and is continuously updated.

Thor Unit Shipments Versus Industry

Our Towable unit shipments for the quarter increased by 10.6%. According to statistics published by RVIA, for the three months ended April 30, 2018, combined industry travel trailer and fifth wheel wholesale unit shipments increased 10.5% compared to the same period last year.

Summary of Key Segment Data – Motorized

	Three Months	Three Months
	Ended	Ended	%
	April 30, 2018	April 30, 2017	Change
NET SALES:
Motorized
Class A	$273,095	$242,770	12.5%
Class C	301,303	282,703	6.6%
Class B	24,061	24,410	(1.4)%
Total Motorized	$598,459	$549,883	8.8%

	Three Months	Three Months
	Ended	Ended	%
	April 30, 2018	April 30, 2017	Change
# OF UNITS:
Motorized
Class A	2,471	2,151	14.9%
Class C	4,669	4,584	1.9%
Class B	176	192	(8.3)%
Total Motorized	7,316	6,927	5.6%

	As of	As of	%
ORDER BACKLOG:	April 30, 2018	April 30, 2017	Change
Motorized	$698,313	$795,515	(12.2)%

MARKET SHARE SUMMARY (a)	Calendar Quarter Ended March 31,
	2018	2017
U.S. Market	39.8%	41.5%
Canadian Market	56.2%	52.8%
Combined North American Market	40.5%	42.0%

(a) Source: Statistical Surveys, Inc. YTD March 31, 2018 vs. YTD March 31, 2017. Data is based on official state records and is subject to adjustment and is continuously updated.

Thor Unit Shipments Versus Industry

Our Motorized unit shipments increased by 5.6% for the quarter, compared to an industry growth rate of 7.2% for the three months ended April 30, 2018.

Third Quarter Operating Results

1.	Thor reported consolidated sales growth of 11.7% for the third quarter of 2018 versus the prior year. What factors drove this strong performance?

A.
Management’s execution of its strategic plan positioned Thor to achieve a record third quarter top-line performance.  Thor’s third quarter revenue growth is primarily the result of the Company's timely fulfillment of dealer orders aided by recent capacity additions, production scheduling optimization and efficiency process enhancements, which allowed many of our subsidiaries to increase output from existing facilities and deliver product to our dealers on a more timely basis.

2.	Your third quarter revenue growth rate is lower than what was reported in prior quarters. What are the key drivers of this lower growth rate?

A.
Three factors influenced our growth rate over last year.  First, last year's third quarter was the highest third quarter revenue ever reported by Thor. This year's 11.7% growth over last year's record performance represents strong incremental growth.  Second, capacity additions over the past year allowed for higher unit production and, in turn, strong sales growth during the first two quarters. Third, our quarterly revenue growth rate cadence during the fiscal year is largely based on the timing of our dealer orders. In order to strategically position themselves for the 2018 calendar year selling season, our dealers placed higher levels of orders during the first and second quarters of fiscal 2018.

From an overall perspective, our objective is to align our sales (wholesale) growth rate with that of our dealers (retail) growth rate over time, with the recognition that seasonality can impact that objective over a short horizon. We recognize that bringing these growth rates into parity can result in some quarterly variations in our top-line growth metrics. Our production and shipment plans reflect providing our dealers with the appropriate levels of inventory they believe they need to meet current and expected retail demand in a timely manner.

3.
Your third quarter gross margin decreased by 50 basis points on a year-over-year basis. What were the main factors causing this result and why was this quarter's margin performance different than the margin improvements achieved in the first and second quarters?

A.
As previously stated, we anticipated tougher year-over-year comparatives during the second half of the fiscal year as the significant operating efficiencies and process improvements achieved at Jayco began to materialize in the third quarter of 2017. During the quarter, we did experience an increase in warranty costs, which was due in part to providing extended coverage on certain products since the prior-year period, as well as higher claim activity incurred during the quarter. In addition, while labor costs have moderated, we are experiencing inflationary price increases in certain raw material and commodity based components due in large part to the headwinds created by the announcement and implementation of the steel and aluminum tariffs and other regulatory actions.

4.	Thor’s gross margin for the third quarter was 14.1% compared to 13.7% for the second quarter. What drove the increase?

A.
In general, our business does not lend itself to meaningful sequential analysis because of varying seasonal demand and production.  While the recent strong demand for our products has translated into more steady production throughout the year, some seasonality remains.  Consistent with the historic performance of our Company and the industry, our third quarter versus second quarter comparisons reflect higher production and sales volumes, which tend to favorably impact overhead absorption.

5.	On a percentage of sales basis, Thor’s Selling, General and Administrative (SG&A) expenses were modestly down on a year-over-year basis at approximately 5.3%. What drove this result?

A.
Our recent historical trend of SG&A expenses reflects a general range of 5.5% to 6.0% of net sales. The costs included in SG&A are primarily variable in nature and fluctuate with the level of sales and income before income taxes. In addition, during the third quarter of fiscal 2018, the Company recorded a decrease in deferred compensation expense, which relates to the equal and offsetting increase in "other income/(expense)" reflecting changes in our deferred compensation plan assets due to market fluctuations and investment income.

6.	Thor reported income before income taxes growth of 8.6% on sales growth of 11.7% for the third quarter of fiscal 2018. What drove this performance?

A.
Thor’s earnings performance was principally driven by a lower gross margin percent, partially offset by slightly lower SG&A, as a percent of sales, and a decrease in interest and amortization expenses.

7.	Thor reported net income growth of 20.2% compared to income before income taxes growth of 8.6%. What drove this performance?

A.
While our income before income taxes was up 8.6% from the prior year, our net income increased 20.2% as a result of our significantly lower third quarter effective tax rate of 25.9%, compared to our effective tax rate of 33.1% for  the third quarter of fiscal 2017. The lower effective tax rate is a direct result of the recently enacted Tax Act. See “Current Hot Topics” section below for further discussion regarding the impact of the Tax Act.

8.	What are the key factors affecting current backlog levels? Are you seeing any material cancellations to orders placed earlier in the year?

A.
Our backlog of $2.0 billion is a reflection of current industry demand, driven in large part by new consumers adopting the RV lifestyle, as well as the positive reception from both dealers and consumers of the products we have introduced over the past year.   The current backlog also reflects the improvements we have achieved in the time frame in which we deliver dealer orders. We have not experienced any material cancellations to orders placed earlier in the fiscal year by our dealers.

We remain intensely focused on matching our capacity with the demand for our products, while being mindful of both the historically cyclical nature of our industry and also the secular shift that has occurred in recent quarters that belies that history.   During the first nine months of fiscal 2018, and throughout fiscal 2017, we took numerous actions to increase our capacity, including process improvements, realignment of existing facilities, acquisitions of facilities and new plant construction.  These actions had a favorable impact on our 2018 production rates, which in turn improved both our delivery times and drove the reduction in our backlog to more normalized levels.

These expansion projects have allowed us to meet the demand for our products, expand our dealer base, and improve delivery times to our dealer network. We expect this trend to continue in subsequent quarters, and consequently, to result in a year-over-year reduction in overall backlog. In addition, our added capacity and normalized backlog will provide us with the ability to realize the benefits (such as lower labor-related expenses, the effect from product quality improvements and overall reduced manufacturing costs) associated with a more stable production environment.

Current Hot Topics

1.	Dealer inventories of Thor products are up 30.8% from last year’s third quarter. What is driving the growth in dealer inventories and are you concerned about the level of inventory held by dealers?

A.
Given the ongoing retail demand for our products by dealers and consumers, as well as the high level of dealer optimism regarding the 2018 season, we believe dealer inventory levels are generally appropriate for seasonal consumer demand. However, dealer inventory levels at the end of our third quarter were elevated compared to the prior year in certain locations due to the convergence of a number of factors: (1) many dealers' strategic decisions to carry more inventory at this time of the year in order to ensure  adequate levels of product on hand at the start of the Spring  selling season to satisfy customer demand, (2) the prolonged Winter delaying the typical start to the spring retail selling and delivery activity for many regions of the North American market and (3) our added production capacity allowing for dealer orders to be produced and delivered more quickly in the current fiscal year. Also affecting the dealer inventory level at April 30, 2018, were our Canadian dealers, who as a result of an improving economy, are becoming more optimistic and increasing their inventory levels to reflect a recovering RV market.

Further, we continue to see a slight year-over-year reduction in the average age of Thor units on dealers’ lots. Given the numerous factors mentioned above, we are not concerned by the level of dealer inventory at this time of the year.

2.	Have you experienced recent increases in commodity or raw material prices as a result of the steel and aluminum tariffs or other causes?

A.
We are experiencing inflationary price increases in certain raw material and commodity-based components due in large part to the headwinds created by the announcement and implementation of the steel and aluminum tariffs and other regulatory actions. We continue to work closely with our supply partners to minimize any potential price increases.  We have also taken steps to address incremental costs through a combination of product decontenting, material sourcing strategies and strategic product price increases, as well as implementing efficiency improvements throughout our production processes.  Historically, we have generally been able to offset net cost increases over time.

We believe it is important to point out that steel and aluminum are used to varying degrees in our towable and motorized RVs. The quantity of steel or aluminum contained in our end products varies significantly depending on the particular type of product, with our smaller, light-weight travel trailers containing less of those materials compared to our larger, motorized units. Examples of some of the key component parts that are utilized in the construction of our products that contain sizable amounts of steel or aluminum, include: motorized chassis, frames, aluminum siding, axles, slide-out mechanisms, doors, jacks, awnings and structural aluminum extrusions. Other examples of key components that also contain steel or aluminum, but to a lesser extent, include: window frames, steps, furniture structures, sinks and appliances.

3.	How did the new tax reform legislation affect your results in the third quarter, fiscal 2018? What do you estimate the impact will be for the remainder of fiscal 2018 and full-year fiscal 2019?

A.
The Tax Act was signed into law in December 2017, and includes numerous changes to tax law impacting business, the most significant being a permanent reduction in the federal corporate income tax rate from 35.0% to 21.0%. The rate reduction took effect on January 1, 2018. As the Company’s 2018 fiscal year ends on July 31, 2018, the Company’s estimated federal corporate income tax rate for fiscal 2018 will be prorated to a blended 26.9% rate (based on the number of days in the fiscal year to which the two different rates apply). In addition, certain other provisions of the Tax Act, such as the repeal of the domestic production activities (Code Section 199) deduction and limitations on the deductibility of executive compensation, will not be effective for the Company during fiscal 2018, but will become effective starting in fiscal 2019.

Our effective tax rate in the third quarter was 25.9%, compared to an effective tax rate of 33.1% for the prior-year period.  Our estimate for the effective tax rate for the fourth quarter of fiscal 2018 is in the range of 27% and 29%, before consideration of any discrete tax items. As we look forward to fiscal 2019, after considering the lower federal tax rate of 21%, an estimated blended state tax rate, the elimination of the Code Section 199 deduction, and the limitations on the deductibility of executive compensation, we currently estimate an overall effective tax rate in the range of 23% and 25%, before consideration of any discrete tax items.

4.	What was the strategic rationale for making the investment in the TH2 joint venture? How much did you invest in TH2? Also, what impact will the joint venture have on Thor’s earnings in 2018?

A.
As a leader in the recreational vehicle industry, we are constantly evaluating ways to improve the overall RV experience for the end consumer. Through this global joint venture, we believe we can offer a variety of products and services focused on enhancing the enjoyment, safety, connectivity and convenience of RV ownership and use through a digital platform that is designed for the global RV industry. As the breadth of our consumer base continues to widen, including the growth in younger consumers entering the market, we must provide them with innovative solutions to not only capture their interest, but to retain them as life-long customers. In addition to making our products more attractive to technologically savvy consumers and attracting more consumers to the RV market, we believe that TH2's functionality will provide numerous revenue streams, including subscriptions, advertisements and commissions.

This comprehensive digital platform currently consists of Roadtrippers (www.roadtrippers.com) and Roadtrippers Australasia – leaders in digital trip planning services; Cosmos, a leading digital platform for RV fleet management, product pricing, and booking and rental management; Mighway (www.mighway.com) a leader in peer-to-peer RV rentals; and Campermate, Australia and New Zealand’s top camping app.

We invested approximately $47 million upon closing, in early March 2018, for our 50% interest in TH2. This transaction is not expected to have a material impact on Thor’s earnings for fiscal year 2018.

Drivers of Demand

1.	What trends are you seeing with regard to new consumers entering the RV and camping markets that support continued growth in the sector?

A.
There are many positive consumer trends that bode well for the long-term future of the RV industry. Some specific findings of the 2018 North American Camping Report from Kampgrounds of America (KOA) include:

•	More than 6 million new households have started camping since 2014, with an increase of 2.6 million new camper households in 2017.
•	As campers age, they generally begin to camp more using RVs. Approximately 7-in-10 current RVers are Millennials or Gen Xers.
•	New campers are now more diverse than the overall U.S. population, with the largest growth coming from campers of Asian descent.
•	In 2017, 61% of campers stayed in a tent – marking a prime target market for Thor to convert tent campers to RVers.

2.	What other trends are influencing growth in the RV lifestyle?

A.	RV camping continues to be viewed as an attractive way to spend time with families and friends. Other trends driving RV growth include:
•
The strong correlation with the growth in recreational sports – reflecting a trend toward becoming more active and leading a healthy lifestyle, as well as a growing use of RVs with youth sports leagues and tournaments

•	The wide variety of RV uses, including tailgating at spectator sports, from college and professional football to auto racing and youth sports
•	The ability an RV provides to escape stress and relax on short notice for long weekends or other quick getaways
•
Key shifts in consumer travel preferences, including: the lower cost of RV vacations compared to other forms of travel, the increasing inconvenience of domestic air travel and increasing interest in more experiential vacations which often include an outdoor element

3.	Do you have statistical data supporting the widely-stated claim that younger buyers are entering the RV market?

A.
Yes – there are a number of sources that are supportive of this fact, including RVIA’s 2016 Industry Profile which references a Nielsen research study performed for Go RVingTM that found that the typical RV owner is 45 years old compared to a similar study from 2015 that indicated the typical owner was 48 years old. This study did not distinguish between owners of new versus used units, but is indicative of the reduction in the age of RV consumers.  In addition, using data from Statistical Surveys, Inc., we have analyzed annual retail registrations of new RV units from 2013 through 2017 and noted that the average age of the buyer has decreased from 56 years of age in 2013 to 54 years of age in 2017.  Given that over 1 million new VINs were registered during this time frame, a 2 year reduction in the average age is a meaningful age reduction over a relatively short period of time.

4.	How do used RVs impact the demand and pricing for new products?

A.
In general, used RV inventory continues to be limited, and prices remain elevated.  At the same time, new products at the entry level are priced competitively and contain the features and floorplans consumers are looking for as well as a factory warranty.  This combination of price and value is leading many consumers to buy new rather than used products. Robust demand for used RV inventory also enhances trade-in values. Historically, trade-in value has been one factor that supports consumers who choose to purchase new units every 3-5 years. As a result, a healthy used RV market generally has a positive impact on the overall demand for new RVs.

Current Market Conditions

1.	How would you describe the current health of the U.S retail market?

A.
Now that winter has ended, current retail data suggests that the market remains strong.  Our perspective of retail demand remains consistent with our operating plans and expectations entering the year. While unfavorable weather conditions in numerous markets contributed to a slower start to the retail selling and delivery season, we remain confident that continued positive economic conditions, combined with strong consumer demand fundamentals, will provide another year of meaningful retail growth.  Evidence of a healthy retail marketplace is supported by year-to-date retail sales in warmer-climate/high-volume RV states (such as Texas, California and Florida), which have experienced high-single-digit to low-double-digit industry growth rates through March 2018.

Through March 2018, U.S. RV industry retail registrations, as reported by Statistical Surveys, Inc., increased by approximately 8% versus the prior year. This follows a very strong year of growth in 2017, as U.S. retail registrations increased in total by 11.6%, with towable retail registrations increasing by 11.5% and motorized registrations increasing 11.7%.

2.	Through April of 2018, how have industry shipments to dealers performed versus the prior year? What is the current industry outlook by RVIA for industry shipments for calendar year 2018?

A.
During the four months ended April 30, 2018, industry wholesale shipments to dealers continue to reflect double-digit growth. Total shipments, as reported by the RVIA, increased by 13.1%, with towable RVs up by 13.6% and motorized RVs up by 9.7%.

The March RVIA forecast for calendar year 2018 reflects total industry wholesale shipment growth of approximately 7%.

3.	What is the current state of the Canadian RV market?

A.
In calendar 2017, the Canadian RV industry experienced strong wholesale growth rates in sales.  The Canadian Recreational Vehicle Association reported that, in 2017, shipments into Canada increased by approximately 29% over the prior year.

Also, for calendar year 2017, Canadian total retail registrations, as reported by Statistical Surveys, Inc., increased by 14.2%, with towable retail registrations increasing 12.4% and motorized registrations increasing 40.7%. This growth follows three consecutive years (2014 to 2016) of retail sales declines.  Alberta, one of the larger RV volume provinces, has recently emerged from a severe recession. Alberta's 2018 economic forecast now reflects a move from recovery to expansion. We believe that a continued healthy Canadian economy will support additional Canadian RV growth in 2018 and beyond.

Through March 2018, overall Canadian retail registrations have increased modestly in advance of their typical peak selling season. While unfavorable weather conditions in certain provinces have contributed to a slower start to the selling and delivery season, other provinces have experienced growth trends consistent with 2017.

4.	What is the state of the labor market where you operate – in terms of the availability of employees to staff current and new or planned, operating facilities as well as wage inflation?

A.
The labor market continues to be tight in Northern Indiana, with the most acute labor tightness within the City of Elkhart. We have implemented multiple initiatives to help attract and retain the best workers and alleviate the labor force pressures. We will remain competitive when it comes to offering the right combination of wages and benefits, while at the same time managing our capacity growth with a focus on geographical areas that offer larger pools of available, quality workers. Many of our recent or announced expansions have occurred, or are planned, for areas outside of Elkhart, where the availability of labor is better.   As a result of these actions, growth in consolidated labor expense has begun to moderate compared to the prior year.

5.
With the concentration of RV production in Northern Indiana and the continued tightness in the labor market there, have you considered establishing production in other parts of the country where labor might be more available?

A.
We evaluate numerous opportunities when considering capacity expansions and direct our investments to those areas that we expect will deliver the highest risk-adjusted returns.  As a direct result of these evaluations, over the last two years we have completed a number of projects outside of the Northern Indiana area and we recently announced two additional major expansions that will also be outside the Northern Indiana area. Specifically, we have completed a series of expansion projects in Nampa, Idaho, for our Heartland subsidiary and recently have broken ground on an additional major expansion at our Jayco facilities in Twin Falls, Idaho.  In addition, in February 2018, we announced a major expansion plan for our Airstream operations in Jackson Center, Ohio. While many of our recent expansion projects have occurred in Northern Indiana, as locations there provide the best access to our extensive base of suppliers and an experienced workforce, the majority of those expansions have been outside of the City of Elkhart where labor is the tightest. See additional expansion details under “Balance Sheet and Cash Flow”.

6.	Can you describe the current competitive environment?

A.
The RV industry remains highly competitive, as our subsidiaries and our outside competitors continue to drive the industry forward with new and better products for dealers and consumers. We are currently experiencing a slight increase in the  promotional environment compared to recent periods.

7.	What is the nature of the current dealer and consumer credit environment?

A.
Both are healthy.  The wholesale lending environment remains healthy, with normal seasonal credit line availability and utilization, as well as continued discipline among lenders concerning credit lines and curtailments.

Retail lending standards are also healthy, and credit is broadly available to credit-worthy consumers with reasonable down payments and normal length of term options available.  The retail RV delinquency rate remains low and is significantly below the average delinquency rate of closed-end consumer loans.

8.	How does consolidation within the dealer base impact demand for Thor products? Do you anticipate increased pressure on margins as a result of dealer consolidation?

A.
Competition for dealers is inherent in our industry. Recent consolidation has not impacted this reality, nor do we expect this to significantly change.  Thor’s ability to develop long-standing relationships with the most productive dealers in the market has been, and will always be, crucial to our success, with or without further consolidation.

To date, our margins have not been considerably impacted by dealer consolidation.  We do not anticipate significant pressure from further consolidation because our dealers appreciate the value that Thor offers, with our breadth of products and brands, people and day-to-day support. Larger dealers, in particular, value partnering with a company that has the ability to provide a large volume of units within a reasonable time period throughout the year.

9.	What is the impact of rising interest rates on retail demand for your products?

A.
Traditionally, we have experienced little adverse effect on retail demand from gradual, modest increases in interest rates. We remain in a historically low interest rate environment, with adequate credit availability for qualified consumers, and we expect these conditions will continue to be the case for the foreseeable future.

Balance Sheet and Cash Flow

1.	What payments have you made on the debt facility in fiscal 2018? And when do you anticipate paying off the debt facility?

A.
We paid down the debt facility by $65.0 million during the first nine months of fiscal 2018. Our remaining debt balance was $80.0 million as of April 30, 2018, down from $145.0 million as of July 31, 2017.

Subsequent to April 30, 2018, we paid an additional $60.0 million on our credit facility, leaving just $20.0 million as a remaining balance.  Absent an alternative to strategically employ funds available under the credit facility, we anticipate fully retiring the remaining outstanding balance prior to the end of fiscal 2018.

2.	What was working capital at April 30, 2018 and April 30, 2017? What drove the change in working capital year over year?

A.
Working capital at April 30, 2018, was $571.8 million compared to $492.9 million at April 30, 2017.  The increase of $78.9 million is primarily a result of an increase in inventory of $147.5 million, primarily due to additional production facilities and production lines added over the past year, and a $41.9 million increase in accounts receivable due to the strong increase in sales in April 2018 compared to April 2017.  These increases were partially offset by an increase of $77.1 million in current liabilities, primarily accrued liabilities, and a $42.4 million decrease in cash and cash equivalents.

3.	Given the cash flow benefits derived from the lower tax expense, how does the Company plan to deploy these incremental funds?

A.
While the Tax Act is expected to increase cash flow in the future, our main priorities for the use of cash will continue to focus on the funding of our growth, both organically and through acquisition, the repayment of our remaining outstanding debt and returning value to shareholders through increasing dividends and opportunistic share repurchases.  As a component of funding our growth, we anticipate making additional long-term investments in our workforce through a variety of initiatives, including enhanced employee training and development programs and other initiatives that were introduced in fiscal 2018 and will continue to be introduced in fiscal 2019 and targeted to the varying needs of our individual operating entities.

4.	Thor has announced a number of expansion projects over the last year. Can you provide a summary of the various expansions including when these facilities came on line or are expected to come on line?

A.
Capacity expansion has been, and continues to be, a key strategic focus of management. During the first nine months of fiscal 2018, we invested in numerous    capital expenditure projects. Typically, a new plant may take 9 to 12 months to achieve full, consistent production rates while a new line added to an existing facility may ramp-up quicker. A summary of some of the larger production facility expansions completed during the last 12 months or anticipated to be completed in fiscal 2018 and beyond are provided below:

3Q-4Q Fiscal 2017
•
Heartland opened a new facility in Elkhart, IN, for its Terry, Prowler and Trail Runner travel trailers and added a second production line to its existing facility in Nampa, Idaho for Cruiser RV’s Shadow Cruiser line and Heartland’s Sundance line of travel trailers.

•	Jayco opened a new manufacturing facility in Middlebury, IN, for its Eagle brand travel trailers and expanded its Middlebury lamination facilities for its motorized products.
•	Keystone added two new production facilities in Goshen, IN, for its travel trailer brands.
•
Thor Motor Coach (TMC) expanded in Wakarusa, IN, with the purchase of an existing building for Class C production and made a major addition to one of its Class A plants in Elkhart, IN for a second production line for gas Class A motorhomes.

1Q Fiscal 2018
•	Heartland opened a new towable production facility in Middlebury, IN.
•	Jayco opened a new production facility in Middlebury, IN, for its Eagle brand fifth wheels.
•	TMC added to its Class C campus in Bristol, IN, to support its popular Quantum motorhome line.

2Q Fiscal 2018
•	Heartland opened a new production facility in Howe, IN, for Cruiser RV’s MPG, Radiance, Shadow Cruiser and Fun Finder laminated travel trailers.

4Q Fiscal 2018
•	Jayco is scheduled to open a facility in Middlebury, IN, for its Jay Flight Brand travel trailers.

Beyond 2018
•
Jayco is currently expanding its manufacturing footprint with a new production facility in Twin Falls, ID, to improve service to dealers in the Western US and Canada. This facility is expected to be completed in fiscal 2019.

•
Airstream is planning to break ground in June of 2018 on a 700,000 square foot facility, in Jackson Center, OH, that will include new production space for its iconic travel trailers as well as a state of the art training center and visitor center. The new facility is expected to be completed in fiscal 2019.

The impact of the plant expansions extend beyond the square footage added.  As plants are added, production lines are often realigned which enhance efficiencies, quality and output for both the new and existing production lines.  Furthermore, with the number of expansions completed in the last few years, our teams have become very efficient in ramping up quickly in a controlled manner.

5.	What is Thor’s current capital expenditure estimate for fiscal 2018?

A.
During the first nine months of fiscal 2018, we invested over $100 million on various capital projects to support current and long-term expected growth in our businesses.  We anticipate further investments of approximately $60 million during the fourth quarter of fiscal 2018 to bring the fiscal year’s total capital expenditures to approximately $160 million.

As we look ahead, we see continued long-term demand in both our industry and for Thor’s products specifically. Management remains committed to balancing financial prudence with the goals of our strategic plan, as we endeavor to best position Thor to seize the opportunities presented by the demand for our products and our growing market.

6.	With all your current capacity additions, do you expect the startup of production to have an adverse impact on margins?

A.
Generally, the startup of new or expanded towable facilities happens more quickly than the startup of motorized facilities, with lower initial costs. The startup of new facilities can temporarily increase costs as a result of training and assimilating an expanded workforce, and has, in combination with introducing new product offerings and expanding product lines, led to a short-term increase in warranty costs. Over the past few years, we have expanded a number of plants, started up a number of new plants and introduced a number of new products, and the start-up impact on our margins was generally temporary and modest. With future expansion, we would expect a similar temporary impact.

Key Economic Indicators

Health of North American Economy Supports Expected Continued Market Growth

Sources: (1) Statistical Surveys, Inc.; (2) The Conference Board, Consumer Confidence Survey®; (3) Recreation Vehicle Industry Association; (4) U.S. Bureau of Economic Analysis

Outlook

1.	What are the key factors that have been supporting the growth in the RV industry and do you anticipate this growth to continue?

A.
Several factors have been supporting the strong growth in the RV industry, including        (1) the health of the U.S. and recently the improving Canadian economy, (2) demographic trends and lifestyle changes that are favorably contributing to RV participation and (3) the continued focus on product innovation and affordability – providing the benefits of the RV experience to a growing base of potential consumers.

The health of the overall North American economy is evidenced by certain key indicators that our management team closely monitors, including:
•
A growing economy (GDP), healthy consumer confidence levels and increased discretionary consumer spending, which should continue to benefit from lower tax rates stemming from the recent enactment of the Tax Act.

•	Historically low interest rates with adequate credit availability, relatively stable fuel prices, favorable employment trends and a healthy housing market.
•	See prior page for historical correlation between RV growth and certain key economic metrics.

Favorable demographic trends and lifestyle changes are influencing a greater level of RV participation and continue to drive strong retail sales, including:
•
Increasing North American camping trends, as described earlier in this document, and further described in KOA’s 2018 annual survey report.  Findings in this report reflect the growth in the number of overall campers and the frequency in which they camp, as well as a younger and more diverse group of new participants. Specifically, Millennials comprised 31% of the total population in the most recent census, yet accounted for 40% of the total campers in 2017, which increased from 38% of the total campers in 2016, and 34% in 2015.

•
New consumers continue to adopt the RV lifestyle. Per the Recreational Vehicle Industry Association: 34% of RVs sold in 2016 were to first-time buyers, with 80% of those new buyers under age 65. New consumers continue to adopt the RV lifestyle.

•
An expanding array of uses for RVs are driving incremental demand – such as outdoor recreation (an increasing contributor to overall U.S. GDP), tailgating at spectator sports and other lifestyle events.

Finally, the continued focus on innovation and affordability – is providing compelling product benefits, as well as enhancing the overall RV experiences by offering:
•	Award winning products across the entire price spectrum, reflecting innovative and contemporary floor plans and designs, as well as improved control systems and technologies.

We anticipate the factors mentioned above will continue to support industry growth for the foreseeable future, specifically solid macroeconomic fundamentals and the strong secular trends influencing new consumer growth and market expansion.  Unlike many of the expansions we have experienced over the past two decades, the current expansion has been driven largely by new consumers adopting the RV lifestyle.  We view such an expansion to be more sustainable over the long term.

2.	What is your outlook for Thor for the remainder of fiscal year 2018?

A.
Solid year-over-year growth of retail registrations is expected to continue throughout both our fiscal year 2018 and calendar 2018, as we and our dealers remain optimistic about current and near-term economic conditions and new consumers entering the RV market.  Through March 2018, U.S. retail registrations are up 8% over the prior year period.  We are also encouraged by recent order trends related to our higher-end products, including larger diesel Class A motorhomes, fifth wheels and Airstream products. Demand for Airstream products in particular remains very robust and supports our plans to expand this facility.

As we look to the fourth quarter, we will be facing tougher year-over-year comparatives on both the top line and pre-tax earnings. While labor costs have moderated, we are experiencing inflationary price increases in certain raw material and commodity-based components and anticipate higher warranty expenses over the next few quarters due, in part, to providing an extended warranty program on certain products, as well as higher claim activity. We will continue to strategically and proactively address any future cost pressures that may result from these items, as well as those that may result from the recently announced tariffs on steel and aluminum or other factors.

Also in the fourth quarter, we will be comparing our top line results to a very strong growth rate from the fourth quarter of 2017. In the fourth quarter of 2017, we set a record on the top and bottom line due to dealer inventory levels that were less than adequate for demand. In contrast, dealer inventory entering our fourth quarter of 2018 is generally adequate, but elevated, as discussed previously. We anticipate our sales (wholesale) growth rate will begin to align with that of our dealers’ (retail) growth rate, thereby bringing them closer to parity by the end of the calendar year.

3.	What are your strategic plans for the remainder of fiscal 2018 and beyond?

A.
We will remain primarily focused on driving organic growth in our current businesses through investments in prudent capacity additions, technology and product innovation. We believe our Company is well positioned to simultaneously return value to shareholders, while at the same time funding long-term global growth opportunities. Consistent with previous strategic actions taken by the Company, our investment criteria for growth opportunities will generally include a strong marketplace position, successful operations with strong management,  accretive to earnings and an overall strategic fit with Thor Industries.  By successfully executing our overall strategic plan, we will continue to enhance shareholder value over time.